DECLARATION OF TRUST

OF

MANGROVE BAY PASS-THROUGH TRUST

Dated as of May 22, 2003

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DECLARATION OF TRUST

OF

Mangrove Bay Pass-Through Trust

     This Declaration of Trust (as amended, modified or supplemented from time to time, this “Declaration”) is dated as of May 22, 2003, among Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation (as the “Initial Purchaser”) and The Bank of New York (Delaware), a Delaware banking corporation (in its capacity as trustee, the “Trustee”).

     WHEREAS, the parties hereto desire to establish a trust pursuant to the Statutory Trust Act (as defined herein) for the sole purpose of issuing and selling Pass-Through Securities (as defined herein) representing undivided beneficial interests in the property of the Trust and investing the proceeds received from the sale of its Pass-Through Securities in ABC Securities (as defined herein); and

     NOW, THEREFORE, it being the intention of the parties hereto that the Trust constitute a statutory trust under the Statutory Trust Act and that this Declaration constitute the governing instrument of such statutory trust, the Trustee declares that all assets contributed to the Trust will be held in trust for the benefit of the Holders (as defined herein), from time to time, of the Pass-Through Securities representing undivided beneficial interests in the property of the Trust, subject to the provisions of this Declaration.

ARTICLE 1

INTERPRETATION AND DEFINITIONS

     SECTION 1.1 Definitions. Unless the context otherwise requires:

     (a) capitalized terms used in this Declaration have the respective meanings assigned to them in this Section 1.1;

     (b) a term defined anywhere in this Declaration has the same meaning throughout;

     (c) all references to “the Declaration” or “this Declaration” are to this Declaration of Trust as modified, supplemented or amended from time to time, together with all Exhibits, each of which is incorporated herein by reference;

     (d) all references in this Declaration to Articles, Sections and Exhibits are to Articles and Sections of, and Exhibits to, this Declaration, unless otherwise specified;

     (e) a term defined in the Trust Indenture Act has the same meaning when used in this Declaration unless otherwise defined in this Declaration or unless the context otherwise requires;

     (f) a reference to the singular includes the plural and vice versa; and

     (g) the following terms have the following meanings:

     “ABC Declaration” means the declaration of trust for the ABC Trust, dated as of the date hereof, among The Bank of New York (Delaware), as trustee, GSS Holdings II, Inc., as tax matters partner, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchaser, as the same may be amended from time to time.

     “ABC Securities” means the Asset-Backed Capital Commitment Securities issued by, and each representing an undivided beneficial interest in the property of, the ABC Trust.

     “ABC Trust” means Mangrove Bay Trust, a Delaware statutory trust, formed pursuant to the ABC Declaration.

     “ABC Trustee” means the trustee under the ABC Declaration, which initially is The Bank of New York (Delaware), not in its individual capacity but solely as trustee of the ABC Trust.

     “Affiliate” with respect to a specified Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or otherwise; and the terms “controlling”, “controlled” and “under common control with” have meanings correlative to the foregoing.

     “Appreciation Account” has the meaning given to such term in the ABC Declaration.

     “Asset Master Agreement” means the ISDA Master Agreement (including the Schedule and Credit Support Annex related thereto, the Confirmations and certain other related documents), dated as of July 11, 2003, between the Asset Swap Counterparty, the ABC Trust and, for certain limited purposes, the Grantor, as the same may be amended or restated from time to time.

     “Asset Put Option Agreement” has the meaning given to such term in the Schedule to the Asset Master Agreement.

     “Asset Swap Arrangement” means, collectively, the Collateral Agreement, the Asset Put Option Agreement, the Guarantee and the Asset Master Agreement, and any swap agreement subsequently entered into between the ABC Trust and a replacement asset swap counterparty, in each case, as the same may be amended or restated from time to time.

     “Asset Swap Counterparty” means, initially, Merrill Lynch International, or any replacement asset swap counterparty appointed in accordance with Section 13.7 of the ABC Declaration.

     “Asset Swap Guarantor” means Merrill Lynch Derivative Products AG.

     “Beneficial Owner” means, with respect to a Book Entry Interest, a Person who is the beneficial owner of such Book Entry Interest, as reflected on the books of the Clearing Agency, or on the books of a Person maintaining an account with such Clearing Agency (directly as a Clearing Agency Participant or as an indirect participant, or in each case in accordance with the rules of such Clearing Agency).

     “Book Entry Interest” means a beneficial interest in a Global Certificate, ownership and transfers of which shall be maintained and made through book entries by a Clearing Agency as set forth in Section 9.4 of this Declaration.

     “Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or any other day on which banks in New York, New York, London, England or Bermuda are authorized or obligated by law to close or are closed for business due to an act of God, natural disaster, act of war, civil or military disturbance, act of terrorism, sabotage, riots or a loss or malfunction of utilities or communications services or the distribution payable on such date may not be paid for any such reason.

     “Ceding Insurer” means XL Reinsurance America, Inc., a New York corporation.

     “Certificate” means a certificate representing a Pass-Through Security and in the form attached hereto as Exhibit A.

     “Certificate of Designation” means the Certificate of Designation creating, and describing the terms of, the Pass-Through Securities, attached hereto as Exhibit B.

     “Class I Indemnified Person” has the meaning set forth in Section 10.1(c) of this Declaration.

     “Class II Indemnified Person” has the meaning set forth in Section 10.1(c) of this Declaration.

     “Clearing Agency” means an organization registered as a “Clearing Agency” pursuant to Section 17A of the Exchange Act that is acting as depository for the Pass-Through Securities and in whose name or in whose nominee’s name shall be registered a Global Certificate and which shall undertake to effect book entry transfers and pledges of beneficial interests in the Pass-Through Securities and, initially, is DTC.

     “Clearing Agency Participant” means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Clearing Agency effects book entry transfers and pledges of interests in securities deposited with the Clearing Agency.

     “Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor legislation, and the rules and regulations promulgated thereunder.

     “Collateral Agreement” means the Third Amended and Restated Intermediation and Security Agreement, dated as of April 1, 1996, between the Asset Swap Counterparty and the Asset Swap Guarantor, as the same may be amended from time to time.

     “Commission” means the United States Securities and Exchange Commission.

     “Confirmation” or “Confirmations” means, initially, the swap confirmation, dated July 11, 2003, from the Asset Swap Counterparty to the ABC Trust, and each additional swap confirmation from the Asset Swap Counterparty to the ABC Trust with respect to each Eligible Asset acquired by the Regulation 114 Trust or deposited in the Appreciation Account.

     “Corporate Trust Office” means the principal corporate trust office of the Delaware Trustee located in Newark, Delaware.

     “Declaration” has the meaning set forth in the preamble hereto.

     “Default” means the failure of the ABC Trust to pay distributions on the ABC Securities when such distributions are due pursuant to the ABC Declaration or to any agreements to which the ABC Trust is a party.

     “Delaware Trustee” means a trustee required to be appointed pursuant to Section 3807(a) of the Statutory Trust Act, which shall initially be The Bank of New York (Delaware), not in its individual capacity but solely as Delaware trustee to the Trust.

     “Distribution” means a payment made by the Trust to a Holder.

     “Distribution Date” means, during the Fixed Rate Period, January 15 and July 15 in each year, and, during the Floating Rate Period, January 15, April 15, July 15 and October 15 in each year, provided that if any such day is not a Business Day, the respective Distribution will be paid on the first succeeding Business Day.

     “DTC” means The Depository Trust Company, the initial Clearing Agency.

     “Eligible Asset” has the meaning given to such term in the Asset Swap Arrangement.

     “Eligible Investment Program” has the meaning set forth in Section 8.2(d) of this Declaration.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor legislation, and the rules and regulations promulgated thereunder.

     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor legislation, and the rules and regulations promulgated thereunder.

     “Fiscal Year” means the calendar year or such other period as required by the Code.

     “Fixed Rate Payment” shall have the meaning given to such term in the Rate Swap Arrangement.

     “Fixed Rate Period” shall have the meaning given to such term in the Certificate of Designation.

     “Floating Rate Payment” shall have the meaning given to such term in the Asset Swap Arrangement.

     “Floating Rate Period” shall have the meaning given to such term in the Certificate of Designation.

     “Global Certificate” has the meaning set forth in Section 9.4 of this Declaration.

     “Grantor” means XL Re Ltd, a company organized under the laws of Bermuda and a wholly-owned subsidiary of the Put Counterparty.

     “Holder” means a Person in whose name a Pass-Through Security is registered on the books and records of the Trust.

     “Initial Purchaser” has the meaning set forth in the preamble hereto, or any successor entity in a merger, consolidation or amalgamation, in its capacity as initial purchaser of the Pass-Through Securities.

     “Investment Company” means an investment company as defined in the 1940 Act.

     “Legal Action” has the meaning set forth in Section 3.5(a)(ix) of this Declaration.

     “Liquidation Shareholders Meeting” has the meaning assigned thereto in the ABC Declaration.

     “List of Holders” has the meaning set forth in Section 2.2(a) of this Declaration.

     “Majority in Face Amount” means Holders of outstanding Pass-Through Securities of the Trust who are the record owners of more than 50% of the aggregate face amount of all of the then outstanding Pass-Through Securities.

     “Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

     “1940 Act” means the U.S. Investment Company Act of 1940, as amended, or any successor legislation, and the rules and regulations promulgated thereunder.

     “Officer’s Certificate” means, with respect to any Person (that is not an individual), a certificate signed by the Chairman of the Board, the President, a Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of such Person and, if such Person is a trust, any trustee of the trust. Any Officer’s Certificate delivered with respect to compliance with a condition or covenant provided for in this Declaration shall include:

     (a) a statement that each officer signing the Officer’s Certificate has read the covenant or condition and the definitions relating thereto;

     (b) a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officer’s Certificate;

     (c) a statement that each such officer has made such examination or investigation as, in such officer’s opinion, is reasonably necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

     (d) a statement as to whether, to the best knowledge of each such officer, such condition or covenant has been complied with.

     “Pass-Through Securities” means the Asset-Backed Capital Commitment Pass-Through Securities issued by, and each representing an undivided beneficial interest in the property of, the Trust. The parties to this Declaration intend that the Pass-Through Securities be treated as equity securities for all purposes under Delaware law.

     “Paying Agent” has the meaning set forth in Section 3.5(d) of this Declaration.

     “Person” means a legal person, including any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Pro Rata” means, unless the context otherwise requires, in reference to any Distributions on the Pass-Through Securities, pro rata to each Holder according to the aggregate face amount of Pass-Through Securities held by the relevant Holder in relation to the aggregate face amount of all Pass-Through Securities outstanding at the relevant time.

     “Purchase Agreement” means the purchase agreement, dated July 3, 2003, among the Put Counterparty, the Trust, the ABC Trust and the Initial Purchaser.

     “Put Agreement” means the Put Option Agreement, dated as of July 11, 2003, between the ABC Trust and the Put Counterparty, as the same may be amended from time to time.

     “Put Counterparty” means XL Capital Ltd, a Cayman Islands exempted limited company.

     “Put Option Premium” has the meaning given to such term in the Put Agreement.

     “Rate Swap Arrangement” means, collectively, the ISDA Master Agreement (and the Schedule thereto) and a confirmation, each dated as of July 11, 2003, between the ABC Trust and the Put Counterparty, substantially in the form attached as Exhibit H to the ABC Declaration, as the same may be amended from time to time.

     “Regulation 114 Trust” means the trust established on July 11, 2003 by the Grantor for the benefit of XL Reinsurance America, Inc. pursuant to Regulation 114 of the New York Insurance Department.

     “Responsible Officer” means, with respect to the Delaware Trustee and the Trustee, any vice president (whether or not designated by a number or a word or words added before or after the title “vice president”), the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant trust officer, or any other officer of the Delaware Trustee or the Trustee, as appropriate, customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Declaration.

     “Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor legislation, and the rules and regulations promulgated thereunder.

     “Standard & Poor’s” means Standard & Poor’s Ratings Services, or any successor thereto.

     “Statutory Trust Act” means Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. Section 3801 et seq., as it may be amended from time to time, or any successor legislation, and any rules or regulations promulgated thereunder.

     “Successor Trustee” has the meaning set forth in Section 5.2(a)(i) of this Declaration.

     “Transfer” means to sell, convey, assign, transfer, create, grant a lien upon and a security interest in and right of setoff against, deposit, set over and contribute to the Trustee pursuant to this Declaration.

     “Transfer Agent” has the meaning set forth in Section 3.5(a)(xiv) of this Declaration.

     “Trust” means the Mangrove Bay Pass-Through Trust, a Delaware statutory trust.

     “Trust Documents” means, collectively, the Declaration, the Certificate of Designation and the Purchase Agreement.

     “Trustee” means, initially, The Bank of New York (Delaware), not in its individual capacity but solely as trustee of the Trust and also means any successor thereto that meets the eligibility requirements set forth in Section 5.1 of this Declaration.

     “Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended from time to time, or any successor legislation, and any rules or regulations promulgated thereunder.

     “Trust Property” means, as of any particular time, any and all property which shall have been transferred, conveyed or paid to the Trust or the Trustee (in its capacity as such) on behalf thereof, and all interest thereon, and which at such time are owned or held by, or for the account of, the Trust or the Trustee on behalf thereof.

ARTICLE 2

CERTAIN RIGHTS OF HOLDERS

     SECTION 2.1 Trust Indenture Act; Application. This Declaration is not subject to the provisions of the Trust Indenture Act. References herein to the Trust Indenture Act are solely for the contractual benefit of the parties hereto.

     SECTION 2.2 Lists of Holders of Pass-Through Securities. (a) The Transfer Agent (if the Trustee is not acting in such capacity) shall provide the Trustee (i) within 14 days after each record date for payment of a Distribution on the Pass-Through Securities, a list, in such form as the Trustee may reasonably require, of the names and addresses of the registered Holders of such Pass-Through Securities (“List of Holders”) as of such record date; provided, however, that the Transfer Agent shall not be obligated to provide such List of Holders if at any time the List of Holders does not differ from the most recent List of Holders given to the Trustee by the Transfer Agent; but, in such circumstances, the Transfer Agent shall notify the Trustee that the List of Holders does not differ, and (ii) a List of Holders at any time the Trustee requests a List of Holders, which List of Holders shall be provided to the Trustee by the Transfer Agent within 10 days of the Trustee delivering a written request for the List of Holders to the Transfer Agent, and the information on the list shall be no more than 14 days old on the date it is delivered to the Trustee. The Trustee shall preserve, in as current a form as is reasonably practicable, all information contained in any List of Holders given to it or which it receives in its capacity as Paying Agent (if acting in such capacity); provided, however, that the Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

     (b) The Trustee shall comply with the requirements of Sections 311(a), 311(b) and 312(b) of the Trust Indenture Act (see Exhibit E), as if the Trust Indenture Act applied to this Declaration.

     SECTION 2.3 Reports by the Trustee. Within 60 days after each May 15, commencing May 15, 2004, the Trustee shall provide to the Holders such reports as are required by Sections 313(a), 313(b) and 313(c) of the Trust Indenture Act (see Exhibit E), if any, in the form and in the manner provided by Sections 313(a), 313(b) and 313(c) of the Trust Indenture Act, as if the Trust Indenture Act applied to this Declaration.

ARTICLE 3

ORGANIZATION

     SECTION 3.1 Name. The Trust is named “Mangrove Bay Pass-Through Trust” as such name may be modified from time to time by the Trustee following written notice to the Holders. The Trust’s activities may be conducted under the name of the Trust, or any other name deemed advisable by the Trustee.

     SECTION 3.2 Office. The address of the principal office of the Trust is c/o The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711. On ten (10) Business Days’ prior written notice to the Holders, the Trustee may designate another principal office.

     SECTION 3.3 Nature and Purpose of the Trust. (a) The Trust shall be a “statutory trust” as defined in the Statutory Trust Act. Except as provided herein, the Trust shall not borrow money, issue debt or reinvest proceeds derived from investments, pledge any of its assets, or otherwise undertake (or permit to be undertaken) any activity that would cause the Trust not to be classified for U.S. federal income tax purposes as a grantor trust.

     (b) The exclusive purposes and functions of the Trust are to:

     (i) issue and sell the Pass-Through Securities having an initial aggregate face amount of $500,000,000 with an issue price and face amount of $1,000 per security;

     (ii) use the gross proceeds received from the issuance and sale of the Pass-Through Securities to purchase ABC Securities having an initial aggregate face amount of $500,000,000 from the ABC Trust;

     (iii) distribute to the Holders of the Pass-Through Securities all amounts received by the Pass-Through Trust from the ABC Trust on the ABC Securities, net of any fees and expenses, and if such distributions are not made immediately, investing such amounts in an overnight or sweep account for the benefit of the Holders;

     (iv) except as otherwise set forth herein, engage in only those other activities necessary or incidental thereto to conduct its business as described herein; and

     (v) to enter into and perform its obligations under the Trust Documents and any other documents or agreements to which the Trust is a party.

     SECTION 3.4 Authority. Subject to the limitations provided in this Declaration, the Trustee shall have authority to take all actions reasonably required to carry out the purposes of the Trust as set forth in Section 3.3. An action taken by the Trustee in accordance with its powers shall constitute the act of and serve to bind the Trust. In dealing with the Trustee acting on behalf of the Trust, no Person shall be required to inquire into the authority of the Trustee to bind the Trust. Persons dealing with the Trust are entitled to rely conclusively on the power and authority of the Trustee as set forth in this Declaration.

 SECTION 3.5 Powers and Duties of the Trustee.

     (a) In furtherance of and not in limitation of the purposes of the Trust as provided for in Section 3.3(b), the Trustee shall have the power and authority to cause the Trust to engage in the following activities:

     (i) to issue and sell up to $500,000,000 aggregate face amount of the Pass-Through Securities in accordance with this Declaration; provided, however, that the Trust may issue no more than one class of Pass-Through Securities; and, provided further, that there shall be no interests in the Trust other than the Pass-Through Securities;

     (ii) to use the proceeds received from the issuance and sale of the Pass-Through Securities to purchase ABC Securities having an initial aggregate face amount of $500,000,000;

     (iii) to establish a record date with respect to all actions to be taken hereunder that require a record date to be established, including with respect to Distributions, voting rights, exchanges and distributions in connection with any liquidation of the Trust, and to issue relevant notices to Holders as to such actions and applicable record dates;

     (iv) to give prompt written notice to Holders of any Default, upon a Responsible Officer receiving actual or written notice of such Default;

     (v) to give prompt written notice to Holders of any failure by the Put Counterparty to pay the Put Option Premium on the scheduled due date for such payment, upon receipt by a Responsible Officer of actual or written notice of such failure;

     (vi) to give prompt written notice to Holders of any failure by the Put Counterparty to make a required payment under the Rate Swap Arrangement when due, upon receipt by a Responsible Officer of actual or written notice of such failure;

     (vii) to give prompt written notice, substantially in the form attached hereto as Exhibit C, to Holders of any written notice received from the ABC Trustee regarding the Put Counterparty’s intention to exercise its rights under the Put Agreement or of any deemed automatic exercise of the Put Agreement, in full or in part;

     (viii) to give prompt written notice to Holders of any failure by the Asset Swap Counterparty to make a required payment under the Asset Swap Arrangement when due, upon receipt by a Responsible Officer of actual or written notice of such failure;

     (ix) at the written instruction of the Initial Purchaser or the Holders, to bring or defend, pay from the Trust Property, collect, compromise, arbitrate, resort to legal action, or otherwise adjust claims or demands of or against the Trust (“Legal Action”);

     (x) to take all actions and perform such duties as may be required of the Trustee pursuant to the terms of the Pass-Through Securities;

     (xi) to employ or otherwise engage agents, managers, contractors, advisors and consultants and to pay from the Trust Property reasonable compensation for such services;

     (xii) to establish and maintain trust accounts in the name of and under the exclusive control of the Trustee on behalf of the Trust and the Holders to hold payments and distributions received in respect of the Trust Property which may not be immediately distributed and to distribute such amounts to the Holders as soon as practicable thereafter and to invest any amounts on deposit in any such accounts in accordance with the terms of this Agreement;

     (xiii) to incur reasonable expenses that are reasonably necessary or incidental to carry out any of the purposes of the Trust described in Section 3.3 and the Trustee’s duties set forth herein and to provide notice to the Put Counterparty of such expenses in accordance with the Put Agreement;

     (xiv) to act as, or appoint another Person to act as, registrar and transfer agent (the “Transfer Agent,” initially the Trustee) for the Trust. Any Transfer Agent may be removed by the Trustee at any time and a successor Transfer Agent or additional Transfer Agents may be appointed at any time by the Trustee;

     (xv) to execute and deliver the Trust Documents, and to perform its obligations and exercise and enforce its rights thereunder;

     (xvi) to execute all documents or instruments, perform all duties and powers, and do all things for and on behalf of the Trust in all matters necessary or incidental to the foregoing, as the Initial Purchaser may direct in writing;

     (xvii) to take any action that may be necessary or appropriate for the preservation and the continuation of the Trust’s valid existence, rights, franchises and privileges as a statutory trust under the laws of the State of Delaware;

     (xviii) to take any action or refrain from any action so long as such action or inaction is not in violation of this Declaration or with applicable law, and as instructed in writing by the Initial Purchaser, in carrying out the activities of the Trust as set out in this Section 3.5; and

     (xix) to take any action necessary to cause all applicable tax returns and tax information reports that are required to be filed with respect to the Trust to be duly prepared and filed on behalf of the Trust.

     (b) Legal title to all assets of the Trust shall be vested at all times in the Trust, except where applicable law in any jurisdiction requires title to any part of the assets to be vested in a trustee or trustees, in which case legal title shall be deemed to be vested in the trustee or co-trustee appointed hereunder for such purpose. None of the Holders shall have legal title to any part of the assets of the Trust, but shall have an undivided beneficial ownership interest in the assets of the Trust.

     (c) The Trustee shall take all actions and perform such duties as may be required of the Trustee as it may be directed from time to time in writing by the Initial Purchaser or a Majority in Face Amount (except for actions that require a different threshold in accordance with the terms of this Declaration, in which case such threshold) of the Holders, where appropriate, to protect the interests of the Trust and the Holders.

     (d) The Trustee may authorize one or more Persons (each, a “Paying Agent” and, initially, the Trustee) to pay Distributions or redemption or liquidation payments with respect to the Pass-Through Securities. Any Paying Agent may be removed by the Trustee, the Initial Purchaser or a Majority in Face Amount at any time, and a successor Paying Agent or additional Paying Agents may be appointed at any time by the Trustee.

     (e) The Trustee shall continue to serve as a trustee until either:
(i)	the Trust has been completely liquidated and the proceeds of the liquidation distributed to the Holders pursuant to the terms of the Pass-Through Securities; or
(ii)	a Successor Trustee has been appointed and has accepted that appointment in accordance with Section 5.2.

     (f) Notwithstanding any other provision herein or elsewhere, the Trustee shall not have any duty or obligation to manage, control, use, make any payment in respect of, register, record, insure, inspect, sell, dispose of or otherwise deal with the Trust Property or to otherwise take or refrain from taking any action under, or in connection with, this Declaration or any other document to which the Trust is a party, except for (i) duties expressly required to be performed by the Trustee by the terms of this Declaration or in accordance with written instructions from the Initial Purchaser or a Majority in Face Amount (except where a different threshold is required in accordance with the terms of this Declaration, in which case such threshold) or any other person authorized to instruct the Trustee hereunder and (ii) duties required to be performed by the Trust by any Trust Document.

     Reasonable expenses incurred by the Trustee necessary for exercising its powers and fulfilling its duties pursuant to this Declaration shall be reimbursed out of the assets of the Trust.

     The Trustee shall exercise the powers set forth in this Section 3.5 in a manner that is consistent with the purposes and intentions of the Trust set forth in Section 3.3, and the Trustee shall not take, nor shall the Holders or the Initial Purchaser instruct the Trustee to take, any action that is inconsistent with the purposes and intentions of the Trust set forth in Section 3.3. Any action inconsistent with the purposes and intentions of the Trust as set forth in Section 3.3 shall be of no effect and shall not bind the Trust.

     SECTION 3.6 Certain Responsibilities of the Trustee. (a) No provision of this Declaration shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, bad faith or willful misconduct, except that:

     (i) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

     (ii) subject to the requirement of the Trustee being provided with an opinion of counsel as set forth in Sections 11.3(b)(i), the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in Face Amount of the Pass-Through Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Declaration;

     (iii) no provision of this Declaration shall require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that the repayment of such funds or protection from such liability is not reasonably assured to it under the terms of this Declaration or indemnity reasonably satisfactory to the Trustee against such risk or liability is not reasonably assured to it;

     (iv) the Trustee’s sole duty with respect to the custody, safe keeping and physical preservation of Trust Property shall be to deal with such property in a similar manner as the Trustee deals with similar property for its own account, subject to the protections, benefits, privileges, immunities and limitations on liability afforded to the Trustee under this Declaration; and

     (v) the Trustee shall have no duty or liability for or with respect to the value, genuineness, existence or sufficiency of the Trust Property or the payment of any taxes or assessments levied thereon or in connection therewith or for or in respect of the validity or sufficiency of the documents to which the

Trust or the Trustee is a party and the Trustee shall in no event assume or incur any liability, duty or obligation to any Person other than as expressly provided for herein; and

     (b) In no event shall the Trustee or the Delaware Trustee, if any, be personally liable (i) for special, consequential or punitive damages, (ii) for the acts or omissions of its nominees, correspondents, clearing agencies or securities depositories, (iii) for the acts or omissions of brokers or dealers and (iv) for any losses due to forces reasonably beyond the control of the Trustee or the Delaware Trustee including, without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services including, without limitation, Internet services. Neither the Trustee nor the Delaware Trustee, if any, shall have any responsibility for the accuracy of any information provided to the Holders or any other person that has been obtained from, or provided to the Trustee or the Delaware Trustee by, any other entity.

     SECTION 3.7 Certain Rights of Trustee. (a) Subject to the provisions of Section 3.6:

     (i) the Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document whether in its original or facsimile form reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties;

     (ii) any direction or act of the Initial Purchaser acting on behalf of or in connection with the Trust as contemplated by this Declaration shall be sufficiently evidenced by an Officer’s Certificate of the Initial Purchaser;

     (iii) whenever in the administration of this Declaration, the Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting to take any action hereunder, the Trustee (unless other evidence is herein specifically prescribed) may request and in the absence of bad faith on its part conclusively rely upon an Officer’s Certificate;

     (iv) except as expressly set forth in this Declaration the Trustee shall have no duty to see to any recording, filing or registration of any instrument (including any financing or continuation statement or any filing under tax or securities laws) or any re-recording, refiling or reregistration thereof;

     (v) the Trustee may consult with counsel or other experts of its own selection, and the advice or opinion of such counsel and experts with respect to legal matters or advice within the scope of such experts’ areas of expertise shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion; such counsel may be, but shall not be limited to, counsel to the Initial Purchaser or any of its Affiliates, and may include any of its employees. The Trustee shall have the right at any time to seek instructions concerning the administration of this Declaration from any court of competent jurisdiction;

     (vi) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Declaration or at the request or direction of any Holder or the Initial Purchaser, unless (a) such Holder or the Initial Purchaser shall have provided to the Trustee security and indemnity, reasonably satisfactory to the Trustee, against the costs, expenses (including reasonable attorneys’ fees and expenses and the reasonable expenses of the Trustee’s agents, nominees or custodians) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Trustee and (b) the Trustee has been provided with the legal opinions, if any, required by this Declaration;

     (vii) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its reasonable discretion, may make such further inquiry or investigation into such facts or matters as it may deem necessary at the expense of the Trust and shall incur no liability of any kind by reason of such inquiry or investigation;

     (viii) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, custodians, nominees or attorneys, and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney selected in good faith and with due care (other than an agent or attorney that is an Affiliate of the Trustee); furthermore, the Trustee shall be under no obligation to monitor, and shall assume no personal liability for, the actions of the Initial Purchaser or any other Person in connection with their duties under this Declaration or in connection with the Trust generally;

     (ix) any action taken by the Trustee or its agents hereunder shall bind the Trust and the Holders, and the signature of the Trustee or its agents alone shall be sufficient and effective to perform any such action, and no third party shall be required to inquire as to the authority of the Trustee to so act or as to its compliance with any of the terms and provisions of this Declaration, both of which shall be conclusively evidenced by the Trustee’s or its agent’s taking such action;

     (x) whenever in the administration of this Declaration the Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Trustee (i) may request instructions from the Holders or the Initial Purchaser; provided, however, that instructions from the Holders may only be given by the Holders of the same proportion in face amount of the Pass-Through Securities as would be entitled to direct the Trustee under the terms of the Pass-Through Securities in respect of such remedy, right or action, (ii) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (iii) shall be fully protected and shall be treated as acting reasonably in conclusively relying upon or acting in accordance with such instructions and in not acting, to the extent instructions are not received within a specified period; provided, however, that to the extent the Trustee receives conflicting instructions from the Initial Purchaser and the Holders, the Trustee shall assume no liability for relying upon the instructions received from the Holders;

     (xi) except as otherwise expressly provided by this Declaration, the Trustee shall not be under any obligation to take any action that is discretionary under the provisions of this Declaration;

     (xii) the Trustee shall not be required to take any action if the Trustee shall reasonably determine, or shall be advised by counsel, that such action is likely to result in personal liability for the Trustee or is contrary to applicable law or the terms of this Declaration;

     (xiii) under no circumstances shall the Trustee be personally liable for indebtedness evidenced by or arising under any of the documents to which the Trust or the Trustee is a party; and

     (xiv) the Trustee shall not be liable for the default or misconduct of any agent, appointed by the Trustee in good faith and with due care, under any of the documents to which the Trust or the Trustee is a party or otherwise (provided that such agent is not an Affiliate of the Trustee), and the Trustee shall have no obligation or liability to perform the obligations of the Trust under this Declaration or the other documents to which the Trust or the Trustee is a party that are required to be performed by other Persons, including, without limitation, the Put Counterparty, the Regulation 114 Trust, the ABC Trust, the Asset Swap Counterparty and the Initial Purchaser.

     (b) No provision of this Declaration shall be deemed to impose any duty or obligation on the Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it, in any jurisdiction in which it shall be illegal, or in which the Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts, or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Trustee shall be construed to be a duty.

     SECTION 3.8 Prohibition of Actions by the Trust and the Trustee. The Trust shall not, and the Trustee shall not cause the Trust to, nor shall the Initial Purchaser or the Holders direct the Trustee to, engage in any activity other than as required or authorized by this Declaration. In particular, the Trust shall not and the Trustee shall not cause the Trust to:

(a)	invest any interest or other distributions paid in respect of the Trust Property, other than pursuant to the terms of this Declaration, the Pass-Through Securities and the Trust Documents, but shall distribute all such proceeds to the Holders pursuant to the terms of this Declaration and of the Pass-Through Securities;
(b)	acquire any assets other than as expressly provided herein;
(c)	possess Trust Property for a purpose other than those described in Section 3.3;
(d)	sell the ABC Securities;
(e)	make any loans or incur any indebtedness or acquire any securities other than ABC Securities or any securities distributed from the ABC Trust;
(f)	except as expressly set forth herein, act in such a way as to vary the terms of the Pass-Through Securities in any way whatsoever;
(g)	issue any securities or other evidences of beneficial ownership of, or beneficial interest in, the Trust, other than the Pass-Through Securities;
(h)	(i) direct the time, method and place of conducting any proceeding for any remedy available to the Trust as the holder of Trust Property or exercising any power conferred upon holders of Trust Property, (ii) waive any past default or violation that is waivable under the terms of any Trust Property or (iii) consent to any amendment or modification of the terms of any Trust Property where such consent shall be required, except in each case after receiving instructions from the Holders pursuant to Article 11 hereof;
(i)	file a certificate of cancellation of the Trust or take any other action to terminate the Trust, except in connection with a liquidation of the Trust pursuant to Article 8 hereof;
(j)	take any action that would cause the Trust to be classified other than as a grantor trust for U.S. federal income tax purposes; or
(j)	take any action that would cause the Trust to be deemed or classified as an Investment Company.

     SECTION 3.9 Execution of Documents. Except as otherwise required by the Statutory Trust Act, the Trustee is authorized to execute on behalf of the Trust any documents that the Trustee has the power and authority to cause the Trust to execute pursuant to Section 3.5.

     SECTION 3.10 No Representations of Trustee. The Trustee makes no representations as to the value or condition of the Trust Property or any part thereof. Except as expressly set forth in Article 12, the Trustee makes no representations as to the validity or sufficiency of this Declaration or the Pass-Through Securities.

     SECTION 3.11 Duration of Trust. The Trust, unless terminated pursuant to the provisions of Article 8 hereof, shall have perpetual existence.

     SECTION 3.12 Mergers. (a) The Trust may not consolidate, amalgamate, merge or convert with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, except as described in Section 3.12(b), and except that the Trust may distribute its assets to the Holders or to such persons as the Holders may direct upon liquidation of the Trust in accordance herewith.

     (b) The Trust may, with the unanimous consent of the Holders, consolidate, amalgamate, merge or convert with or into, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any state of the United States.

     SECTION 3.13 Limitation on Directions to Trustee. The Holders and the Initial Purchaser shall not direct the Trustee to take or refrain from taking any action if such action or inaction would be contrary to any obligation of the Trust or the Trustee under this Declaration or any of the documents to which the Trust is a party or would be contrary to Section 3.3 hereof, nor shall the Trustee be obligated to follow any such direction, if given.

ARTICLE 4

RESPONSIBILITIES OF THE INITIAL PURCHASER

     SECTION 4.1 Responsibilities of the Initial Purchaser. In connection with the issue and sale of the Pass-Through Securities, the Initial Purchaser shall have the exclusive right and responsibility to engage in the following activities:

     (a) to determine the states in which to take appropriate action to qualify or register for sale all or part of the Pass-Through Securities and to do any and all such acts, other than actions which must be taken by the Trust, and advise the Trust, the Trustee and their Affiliates or agents of actions they must take, and prepare for execution and filing any documents to be executed and filed by the Trust as the Initial Purchaser deems necessary or advisable in order to comply with the applicable laws of any such states;

     (b) to, at the Trust’s expense, advise the Trust, the Trustee and their Affiliates or agents, of actions they must take, and prepare for execution and filing any documents to be executed and filed by the Trust, as the Initial Purchaser deems necessary or advisable in order to comply with any applicable rules and regulations of the Commission promulgated under the Securities Act, the Exchange Act, the Trust Indenture Act and the 1940 Act and to obtain or maintain exemptions therefrom or other forms of relief thereunder or to make any filings or take any actions required thereby or deemed necessary or advisable with respect to the Pass-Through Securities or any Trust Property; and

     (c) to, at the Trust’s expense, take all reasonable action necessary to enable Standard & Poor’s and Moody’s to provide their respective ratings with respect to the Pass-Through Securities; provided, however, that if Standard & Poor’s or Moody’s shall cease to make such ratings available, the Initial Purchaser shall take all reasonable action to obtain a rating from another nationally recognized rating agency.

ARTICLE 5

TRUSTEES

     SECTION 5.1 Trustee; Eligibility. (a) There shall at all times be one primary trustee which shall act as Trustee and which shall:

     (i) not be an Affiliate of the Initial Purchaser or the Put Counterparty; and

     (ii) be a corporation organized and doing business under the laws of the United States of America or any state or territory thereof or of the District of Columbia, or a corporation or Person permitted by the Commission to act as an institutional trustee under the Trust Indenture Act, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least 50 million U.S. dollars ($50,000,000), and subject to supervision or examination by Federal, state, territorial or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then for the purposes of this Section 5.l(a)(ii), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

     (b) If at any time the Trustee ceases to be eligible to so act under Section 5.1(a), the Trustee shall immediately resign in the manner and with the effect set forth in Section 5.2(b).

     (c) If the Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Trustee and the Initial Purchaser shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

     (d) The initial Trustee shall be The Bank of New York (Delaware). Such Trustee shall be entitled to receive a fee for serving as Trustee in accordance with the letter attached hereto as Exhibit D.

     (e) In accepting the trust hereby created, the Trustee agrees to act solely as trustee hereunder and not in its individual capacity, except as expressly provided herein and in the other documents to which the Trust is a party.

     (f) All Persons having any claim against the Trustee in its capacity as such by reason of the transactions contemplated by the documents to which the Trust is a party shall look only to the Trust Property (or a part thereof, as the case may be) and not to the Trustee in its individual capacity. Without limiting the generality of the foregoing, the Trustee in its capacity as such or individually shall not be responsible or liable for or in respect of the validity or sufficiency of this Declaration or for the due execution hereof by the Initial Purchaser, or for the form, character, genuineness, sufficiency, value, or validity of the Trust Property.

     SECTION 5.2 Appointment, Removal and Resignation of Trustees. (a) Subject to the provisions of this Section 5.2, the Trustee or the Delaware Trustee, if any, may be appointed, removed or replaced without cause at any time by a vote of the Holders of 75% of the then-outstanding face amount of the Pass-Through Securities; provided, however, that at all times there shall be a Trustee and a Delaware Trustee (which shall initially be The Bank of New York (Delaware)); and, provided further, that:

     (i) The Trustee shall not be removed in accordance with this Section 5.2(a) until a successor Trustee possessing the qualifications to act as Trustee under Section 5.1 (a “Successor Trustee”) has been appointed by a vote of 75% of the then-outstanding face amount of the Pass-Through Securities and has accepted such appointment by written instrument executed by such Successor Trustee and delivered to the Initial Purchaser.

     (ii) The Trustee shall not be removed in accordance with this Section 5.2(a) unless the Successor Trustee is also a Delaware Trustee; provided, however, that if the Successor Trustee is not a Delaware Trustee, the Trustee may be removed if a Delaware Trustee is appointed concurrently with the Successor Trustee; and, provided further, that if the Successor Trustee is not a Delaware Trustee and a Delaware Trustee is appointed for the sole purpose of satisfying Section 3807(a) of the Statutory Trust Act, such Delaware Trustee shall not be entitled to exercise any powers, nor have any of the duties and responsibilities of a Trustee described in this Declaration, except as may be mandated by the Statutory Trust Act.

     (iii) A Delaware Trustee that is not also the Successor Trustee may not be removed in accordance with Section 5.2(a) until a successor Delaware Trustee (a “Successor Delaware Trustee”) has been appointed by a vote of the Holders of 75% of the then-outstanding face amount of the Pass-Through

Securities and has accepted such appointment by written instrument executed by such Successor Delaware Trustee and delivered to the Trustee.

     (b) A trustee appointed to office shall hold office until its successor shall have been appointed by the Holders in accordance with this Declaration or until its termination, removal or resignation. Any trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing signed by the trustee and delivered to the Initial Purchaser, the Trust and all of the Holders, which resignation shall take effect upon such delivery or upon such later date as is specified therein; provided, however, that:

     (i) No such resignation of a Trustee shall be effective:

          (A) until a Successor Trustee has been appointed and has accepted such appointment by instrument executed by such Successor Trustee and delivered to the Trust, the Initial Purchaser, the Delaware Trustee, if any, and the resigning trustee; or

          (B) until the assets of the Trust have been completely liquidated and the proceeds thereof distributed to the Holders; and

     (ii) No such resignation of a Delaware Trustee, if any, shall be effective until a Successor Delaware Trustee has been appointed and has accepted such appointment by instrument executed by such Successor Delaware Trustee and delivered to the Trust, the Initial Purchaser, the Trustee and such resigning Delaware Trustee.

     (c) If no Successor Trustee or Successor Delaware Trustee, if any, shall have been appointed and accepted appointment as provided in this Section 5.2 within ninety (90) days after delivery to the Initial Purchaser and the Trust of an instrument of resignation, the resigning Trustee or Delaware Trustee, as applicable, may petition at the expense of the Trust any court of competent jurisdiction for appointment of a Successor Trustee or Successor Delaware Trustee, as the case may be. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Trustee or Successor Delaware Trustee, as the case may be.

     (d) No Trustee or Delaware Trustee, if any, shall be liable for the acts or omissions to act of any Successor Trustee or Successor Delaware Trustee, as the case may be.

     SECTION 5.3 Delegation of Power. The rights, duties and powers of the Trustee as set forth in this Declaration may be delegated to one or more Affiliates of the Trustee; provided, however, that each such delegatee meets the eligibility requirements set forth in Section 5.1; and, provided further, that as a condition to any such delegation, the delegatee shall expressly agree to be jointly and severally liable with the Trustee for any liability arising out of or in connection with such delegation; provided, however, that such delegation shall in no manner relieve the Trustee from its duties or obligations under this Declaration or any Trust Document nor relieve the Trustee of its liabilities, if any, for such actions. The Trustee may, by power of attorney consistent with applicable law, delegate to any other natural person over the age of 21 his or her power for the purpose of executing any documents contemplated in Section 3.5; provided, however, that such delegation shall in no manner relieve the Trustee from its duties or obligations arising under this Declaration or any Trust Document nor relieve the Trustee of its liability for such actions.

     SECTION 5.4 Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Trustee or the Delaware Trustee, if any, may be merged or converted or with which either may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee or the Delaware Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Trustee or the Delaware Trustee shall be the successor of the Trustee or the Delaware Trustee, as the case may be, hereunder; provided, however, that such corporation shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

ARTICLE 6

TERMS OF PASS THROUGH SECURITIES

     SECTION 6.1 Authorization and Designation of Pass-Through Securities.

     (a) The Trust is authorized to issue undivided beneficial interests in the assets of the Trust up to an aggregate initial face amount of $500,000,000, which shall constitute and be designated the “Asset Backed Capital Commitment Pass-Through Securities.”

     (b) The Trust shall issue only one class of Pass-Through Securities and is not authorized to issue any other securities.

     (c) The Initial Purchaser hereby instructs the Trustee to authorize the Pass-Through Securities by executing the Certificate of Designation attached to this Declaration as Exhibit B, which shall be deemed to be a part of this Declaration, and the Certificates and any certificate of authentication on such Certificates relating to the Pass-Through Securities required to be executed pursuant to Section 9.4 and any other certificate required to be executed pursuant to Section 9.7, to execute each of the Trust Documents on behalf of the Trust, and to cause the Trust to perform its obligations thereunder.

     (d) Each Pass-Through Security shall represent an undivided beneficial interest in the Trust Property. The specific rights, terms and powers of the Pass-Through Securities are set forth in the Certificate of Designation, which may be amended or supplemented by the Trustee upon receipt of written instructions from the Initial Purchaser, subject to compliance with the terms of this Declaration (including the requirements of Section 11.3 of this Declaration). Any amendment to the Certificate of Designation shall have the status of an amendment to this Declaration.

     (e) The authorization of the Pass-Through Securities shall be effective upon the execution by the Trustee of the Certificate of Designation. The Pass-Through Securities are deemed to be equity securities for all purposes under Delaware law.

     (f) Pass-Through Securities issued and sold as contemplated herein and in the Purchase Agreement shall be deemed to be duly issued, fully paid and nonassessable; provided, however, that Pass-Through Securities will be issued only in denominations of $1,000, and a minimum initial investment per Holder of $100,000.

     (g) All Pass-Through Securities shall represent equal proportionate beneficial interests in the assets of the Trust (subject to the liabilities of the Trust), and each Pass-Through Security shall rank equal to each other Pass-Through Security. The Trustee may from time to time, upon the written instructions of the Initial Purchaser or a Majority in Face Amount of the Pass-Through Securities, divide or combine the Pass-Through Securities into a greater or lesser number of Pass-Through Securities without thereby changing the proportionate beneficial interest in the assets of the Trust or in any way affecting the rights of the Holders; provided, however, that upon any such division or combination of Pass-Through Securities, any fractional shares resulting from such recombination shall be redeemed and the face amount of such redeemed shares shall be distributed to Holders in cash.

     SECTION 6.2 No Preemptive Rights. No Holder, by virtue of holding Pass-Through Securities, shall have any preemptive or other right to subscribe to any additional Pass-Through Securities.

     SECTION 6.3 Status of Pass-Through Securities. Every Holder, by virtue of having become a Holder, shall be deemed to have expressly assented and agreed to the terms hereof and the Certificate of Designation and to have become a party hereto. Pass-Through Securities shall be deemed to be personal property, giving only the rights provided herein. Ownership of Pass-Through Securities shall not entitle the Holder to any title in, or to the whole or any part of, the Trust Property or right to call for a partition or division of the same or for an accounting. The bankruptcy of a Holder during the continuance of the Trust shall not operate to terminate the Trust nor entitle the representative of any bankrupt Holder to an accounting or to take any action in court or elsewhere against the Trust or the Trustee.

     SECTION 6.4 CUSIP Numbers. The Trust, in issuing the Pass-Through Securities, may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of liquidation as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Pass-Through Securities or as contained in any notice of a liquidation and that reliance may be placed only on the other identification numbers printed on the Pass-Through Securities, and any such liquidation shall not be affected by any defect in or omission of such numbers.

     SECTION 6.5 Distributions.

     (a) Distributions shall be paid to the Holders with such frequency as set forth in the Certificate of Designation. Distributions shall be paid from such of the income, accrued or realized, if any, and capital gains, realized or unrealized, if any, and out of the payments received from the ABC Trust and out of the assets of the Trust, after providing for actual and accrued liabilities of the Trust, if any. Distributions on Pass-Through Securities not in connection with a liquidation or dissolution of the Trust shall be distributed Pro Rata to the Holders after payment of all of the Trust’s expenses.

     (b) Except as otherwise provided in Article 8, any amounts received by the Trust upon a distribution by the ABC Trust on ABC Securities shall, upon receipt by the Trustee or the Paying Agent, as the case may be, be distributed Pro Rata to the Holders, and shall be made on the same day that the Trust receives such distribution, to the extent practicable. If such Distribution is not made on the same day that a distribution is received by the Trust, the Distribution will be made as soon as practicable thereafter, and such distribution from the ABC Trust will be placed by the Trust in an interest-bearing overnight or “sweep” account for the beneficial interest of the Holders pending Distribution, such account to be The Bank of New York Cash Reserve Fund unless the Initial Purchaser instructs the Trustee otherwise. Holders will continue to have an undivided beneficial interest in such amounts together with any earnings thereon until such amounts are distributed in accordance with the terms hereof.

     (c) The record date for the determination of Holders entitled to receive payment of a Distribution referred to in Section 6.5(a) will be the open of business on the Business Day immediately preceding the scheduled distribution payment date on the ABC Securities.

     (d) Distributions on Pass-Through Securities in connection with any redemption of Pass-Through Securities or with a liquidation or dissolution of the Trust shall be made as required by Section 8.2 hereof.

     (e) Distributions made in accordance with the provisions of this Declaration in connection with a liquidation or dissolution may be made in cash or Trust Property or a combination thereof. All other Distributions shall be made in cash.

     SECTION 6.6 No Redemption Rights . The Pass-Through Securities shall not be redeemable at the option of the Holders, except as otherwise provided in this Declaration.

ARTICLE 7

ACCOUNTING AND RECORDS

     SECTION 7.1 Annual Tax Information. The Trustee shall file or cause to be filed, within the time limits established by law, federal and state income tax returns and information statements as a grantor trust for each of the Trust’s taxable years. The Trust’s taxable year shall be the calendar year unless otherwise required by law. Notwithstanding any other provision of the Trust Agreement to the contrary, the Trustee shall comply with all federal withholding requirements respecting distributions to, or receipts of amounts on behalf of, Holders that the Trustee reasonably believes are applicable under the Code. The consent of the Holders shall not be required for such withholding. The Trustee shall in no event cause the Trust, and each Holder of Pass-Through Securities by its purchase thereof, shall be deemed to have agreed not to make any election to cause the Trust, to be treated as a corporation for federal income tax purposes.

     SECTION 7.2 Outside Advisors. With regard to the matters covered by this Article 7, the Trustee may consult with counsel or other experts of its own selection, and the advice or opinion of such counsel and experts with respect to legal matters or advice within the scope of such experts’ area of expertise shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion; such counsel may be, but shall not be limited to, counsel to the Initial Purchaser or any of its Affiliates, and may include any of its employees.

     SECTION 7.3 Certain Accounting Matters. At all times during the existence of the Trust, the Trustee shall keep record of any action it takes with respect to the Trust.

ARTICLE 8

DISSOLUTION AND TERMINATION; LIQUIDATION; REDEMPTION

     SECTION 8.1 Dissolution and Termination of the Trust. The Trust shall dissolve upon, and only upon, the distribution to the Holders of all liquidating distributions received by the Trust on the ABC Securities in connection with the liquidation of the ABC Trust; provided, however, that the Trust shall not dissolve prior to the termination of the Put Agreement, the Asset Swap Arrangement or the Rate Swap Arrangement.

     SECTION 8.2 Liquidation; Redemption.

      (a) Following any liquidation of the ABC Trust, the Trust shall distribute to the Holders all liquidating distributions received by the Trust on the ABC

Securities, net of any fees or expenses, and subsequently liquidate as soon as practicable after the ABC Trust has made its last liquidating distribution.

     (b) The Trust shall not liquidate prior to the liquidation of and receipt and distribution of all liquidation payments received from, the ABC Trust without the prior approval of a Majority in Face Amount of the then-outstanding Pass-Through Securities nor will the Trust liquidate prior to the termination of the Put Agreement, the Asset Swap Arrangement and the Rate Swap Arrangement.

     (c) In the event that the ABC Trustee shall call a Liquidation Shareholders Meeting, no less than 10 but no more than 30 days prior to any such Liquidation Shareholders Meeting, the Trustee shall call a vote of the Holders on whether to have the Pass-Through Securities redeemed. At any such Liquidation Shareholders Meeting, the Trustee shall vote the ABC Securities held by the Trust in the same manner and proportion as directed by the Holders.

     (d) With respect to any such Liquidation Shareholders Meeting, if Holders of a majority in face amount of the Pass-Through Securities actually voting on such matter vote to have their Pass-Through Securities redeemed and all the ABC Securities shall have been redeemed in accordance with the terms thereof and the ABC Trust shall have been liquidated, then, as soon as practicable after the ABC Trust has been liquidated, all of the Pass-Through Securities shall be redeemed and the Trust shall liquidate in accordance with the terms of this Section 8.2.

     (e) With respect to any such Liquidation Shareholders Meeting, if Holders of less than a majority in face amount of the Pass-Through Securities actually voting on such matter vote to have their Pass-Through Securities redeemed and the ABC Trust shall have redeemed an amount of ABC Securities in accordance with the terms thereof, then the Trust shall distribute the proceeds received in connection with such redemption of ABC Securities Pro Rata to the Holders that had voted to have their Pass-Through Securities redeemed, and such Holders’ Pass-Through Securities shall be canceled. Holders that do not vote to have their Pass-Through Securities redeemed will continue to hold their Pass-Through Securities. Thereafter, Holders of such remaining Pass-Through Securities shall have the authority to direct the Trustee to direct the ABC Trustee (i) to invest the assets of the ABC Trust in an investment program to be determined at a meeting of such Holders or (ii) to redeem the remaining ABC Securities and liquidate the ABC Trust, after which the Trust shall redeem the remaining Pass-Through Securities and the Trust shall liquidate in accordance with the terms of this Section 8.2.

     (f) Distributions made upon a liquidation of the Trust pursuant to Section 8.2(a), (c) or (d) shall be applied in the following order of priority:

      (i) to the expenses of liquidation; and then

     (ii) to the payment of the debts and liabilities of the Trust, as required by applicable law, including, without limitation, any outstanding expenses, fees or indemnity obligations owing to the Trustee; and then

     (iii) to the Holders, Pro Rata.

     (g) Upon completion of the winding up of the Trust and the distribution of the Trust’s assets following a liquidation, the Delaware Trustee shall file a certificate of cancellation with the Secretary of State of the State of Delaware terminating the Trust. The Trustee shall use its best efforts to liquidate the Trust within 30 days of the occurrence of an event referred to in Section 8.1.

     (h) The provisions of Sections 3.5, 3.6 and Article 10 shall survive the termination of the Trust.

ARTICLE 9

TRANSFER OF PASS-THROUGH SECURITIES

     SECTION 9.1 Restrictions on Transfer of Pass-Through Securities.

     (a) The Pass-Through Securities may not be offered, sold, pledged or otherwise transferred except, for so long as the Pass-Through Securities are eligible for resale pursuant to Rule 144A under the Securities Act (“Rule 144A”), to a Person that is (i) (a) for United States federal income tax purposes, (x) a U.S. corporation (other than an “S Corporation”), (y) a U.S. tax-exempt entity or (z) an entity characterized as a corporation which is created or organized outside the United States and that is not engaged in a trade or business within the United States to which income on the Pass-Through Securities is or would be effectively connected (within the meaning of Section 864(c) of the Code); (ii) a qualified institutional buyer (a “QIB”) within the meaning of Rule 144A of the Securities Act that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on Rule 144A; and (iii) a qualified purchaser (a “QP”) within the meaning of Section 2(a)(51) of the 1940 Act and the rules and regulations thereunder and is conducted in compliance with all applicable securities laws of the states of the United States and other jurisdictions.

     (b) Each purchaser who acquires Pass-Through Securities or any interest therein will be deemed to have acknowledged, represented, warranted and covenanted (i) that any purchase of Pass-Through Securities made by such purchaser shall be for its own account or for the account of one or more other persons for which such purchaser is acting as trustee or agent with complete investment discretion and with authority to bind such party and that such purchase is not made with a view to any public resale or distribution thereof and that such purchaser and the party for whom such purchaser is acting which shall acquire Pass-Through Securities meets all of the requirements set forth in Section 9.1(a); (ii) that the Pass-Through Securities have not been and will not be registered under the Securities Act or any other applicable securities law and that the Pass-Through Securities are being offered for resale in transactions that do not require registration under the Securities Act and, accordingly, such securities may not be reoffered, resold or otherwise pledged, hypothecated or transferred unless so registered or an applicable exemption from the registration requirements of the Securities Act is available; (iii) that the Trust is not registered as an Investment Company, but the Trust is exempt from registration as such by virtue of Section 3(c)(7) of the 1940 Act; (iv) that all of the outstanding Pass-Through Securities are represented by one or more Certificates registered in the name of DTC or its nominee, and that such purchaser will not be entitled to receive any Certificate representing Pass-Through Securities that it acquires, and that the ownership of Pass-Through Securities as to which such purchaser is the existing holder shall be maintained in book-entry form by DTC, for the account of its participants, which in turn shall maintain such records of such purchaser’s beneficial ownership; (v) that (A) neither it nor any person for which it is acting (1) was formed, reformed or recapitalized for the specific purpose of investing in the Pass-Through Securities or (2) has or will have after giving effect to such purchases invested more than 40% of its assets in the Pass-Through Securities; (B) if such purchaser or any person for which such purchaser is acting is organized as a corporation, partnership, common trust fund, special trust, pension fund or retirement plan or other entity, none of the shareholders, partners, beneficiaries, beneficial owners or participants, as the case may be, of any such entity may designate the particular investments to be made by any such entity or the allocation of such investment to the shareholders, partners, beneficiaries, beneficial owners or participants, as the case may be, of such entity; and (C) that if such purchaser or any person for which such purchaser is acting is a company excluded from the definition of investment company pursuant to Section 3(c)(1) or Section 3(c)(7) of the 1940 Act and was formed on or before April 30, 1996, it has received the consent of those of its beneficial owners who acquired their interests on or before April 30, 1996 with respect to its treatment as a QP in the manner required by Section 2(a)(51)(C) of the 1940 Act; (vi) that (A) if such purchaser is a dealer as described in paragraph (a)(1)(ii) of Rule 144A, such purchaser owns and/or invests on a discretionary basis at least U.S.$25 million in securities of issuers that are not affiliated persons of such purchaser, and is therefore a QP pursuant to Rule 2a51-1(g)(1)(i) under the 1940 Act; and (B) if such purchaser is a plan referred to in paragraph (a)(1)(i)(D) or (a)(1)(i)(E) of Rule 144A, or a trust fund referred to in paragraph (a)(1)(i)(F) of Rule 144A that holds the assets of such plan, investment decisions with respect to such plan are made solely by the fiduciary, trustee or sponsor of such plan, and such plan or trust fund is therefore a QP pursuant to Rule 2a51-1(g)(1)(ii) under the 1940 Act; (vii) that in making decisions as to whether to purchase or sell any Pass-Through Securities, such purchaser must rely on its own examination of the Trust, the ABC Trust, the Put Counterparty, the Put Agreement, the Rate Swap Arrangement, the Asset Swap Arrangement, the Asset Swap Counterparty, the Asset Swap Guarantor, the Regulation 114 Trust and the terms of the Pass-Through Securities; (viii) that such purchaser understands that the Trust may receive a list of participants holding positions in its securities from one or more book-entry depositories; (ix) that such purchaser agrees that it will give to each person to whom a Pass-Through Security is transferred a notice substantially to the effect of the legend described in Section 9.1(d); (x) that such purchaser agrees that it will only hold and transfer Pass-

Through Securities, if at all, having a minimum aggregate face amount of $100,000; (xi) that (A) for the entire period during which such purchaser holds its interest in Pass-Through Securities or any interest therein, no portion of the assets used by such purchaser to acquire or hold Pass-Through Securities or any interest therein constitute the assets of any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to Title I of ERISA (including, without limitation, any U.S. governmental, non-U.S. and church pension plan) or any “plan” as defined in Section 4975(e)(1) of the Code whether or not subject to such section of the Code, or any entity whose underlying assets include plan assets by reason of such an employee benefit plan's or plan's investment in such entity (each a “Covered Plan”) or (B) the assets used by such purchaser to acquire Pass-Through Securities (or any interest therein) constitute assets of an insurance company general account, and (w) such purchaser (other than a Covered Plan) does not have any discretionary authority or control and does not provide any investment advice for a fee (direct or indirect) with respect to the assets of the Pass-Through Trust, and is not an affiliate of any such purchaser, (x) for the entire period during which such Person holds its interest in Pass-Through Securities (or any interest therein), less than 25% of the assets of such insurance company general account will constitute “plan assets” of any Covered Plan, (y) the acquisition and holding of Pass-Through Securities (or any interest therein) by such purchaser will satisfy the requirements of U.S. Department of Labor Prohibited Transaction Class Exemption 95-60 and will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (z) if, notwithstanding the foregoing representation, at any time during any month 25% or more of the assets of any such insurance company general account constitute plan assets for purposes of ERISA or Section 4975 of the Code, then such insurance company shall take such steps as necessary to reduce such percentage of plan assets held in its general account or, in a manner consistent with the restrictions on transfer set forth herein, dispose of any and all of its interest in the Pass-Through Securities held in its general account by the end of the next following month; and (xii) that if the taxable year of the purchaser at the time it purchases Pass-Through Securities (or any interest therein) does not end on December 31 or if the purchaser changes its taxable year while it holds Pass-Through Securities (or any interest therein), the purchaser agrees that it will promptly notify the Trustee of the purchaser’s taxable year or any changes to such purchaser’s taxable year.

     (c) No Pass-Through Securities shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Declaration. Any purported transfer of Pass-Through Securities not made in accordance with this Declaration (including without limitation any transfer that violates Section 9.1 or Section 9.2 hereof) shall be void and of no legal effect whatsoever. Any intended transferee in a purported transfer not made in accordance with this Declaration (including without limitation any Transfer that violates Section 9.1 or Section 9.2 hereof) is hereby deemed not to be the Beneficial Owner of any Pass-Through Securities or any other interest in the Trust for any purpose, including but not limited to, the receipt of Distributions and any other payments on such Pass-Through Securities, and is deemed to have no interest whatsoever in such Pass-Through Securities or in the Trust. The purported transferor of such Pass-

Through Securities is hereby deemed to be the Beneficial Owner of such Pass-Through Securities for all purposes notwithstanding such purported transfer. The Registrar shall not register the issuance of, the transfer of or exchange any of the Pass-Through Securities not made in accordance with this Declaration (including without limitation any transfer that violates Section 9.1, Section 9.2 or Section 9.4 hereof).

     (d) All Certificates issued pursuant to this Declaration shall bear a legend with regard to the foregoing restrictions on transfer, substantially in the form set forth in the form of Pass-Through Security Certificate attached hereto as Exhibit A.

     (e) If it is determined that a Holder of Pass-Through Securities was in violation of the transfer restrictions set forth in this Section 9.1 at the time such Holder acquired the Pass-Through Securities or an interest therein, such Holder shall, upon demand of the Trust and in any event within ten Business Days of receiving such demand, sell all of such Holder’s Pass-Through Securities or interests therein to a transferee whom such Holder and the Trust reasonably believe satisfies the transfer restrictions set forth in this Section 9.1.

     SECTION 9.2 Authentication and Transfer of Certificates. The Trustee shall provide for the registration of Certificates and of transfers of Certificates, which will be effected without charge but only upon payment (with such indemnity as the Trustee may reasonably require) in respect of any tax or other government charges that may be imposed in relation to such transfer. Upon surrender for registration or transfer of any Certificate representing the Pass-Through Securities, the Trustee shall cause one or more new Certificates to be issued in the name of the designated transferee or transferees. Every such Certificate surrendered for registration or transfer shall be accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder or such Holder’s attorney duly authorized in writing representing that such Holder has complied with the restrictions set forth in this Article 9. Each Certificate surrendered for registration or transfer shall be canceled by the Trustee. A transferee of a Certificate shall be entitled to the rights and subject to the obligations of a Holder hereunder upon the receipt by such transferee of a Certificate. By acceptance of a Certificate, each transferee shall be deemed to have agreed to be bound by this Declaration.

     SECTION 9.3 Deemed Security Holders. The Trustee may treat the Person in whose name any Certificate shall be registered on the books and records of the Trust as the sole Holder of such Certificate and of the Pass-Through Securities represented by such Certificate for purposes of receiving Distributions and for all other purposes whatsoever (other than Section 9.1 hereof) and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Certificate or in the Pass-Through Securities represented by such Certificate on the part of any Person, whether or not the Trust shall have actual or other notice thereof.

     SECTION 9.4 Book Entry Interests. (a) Certificates for Pass-Through Securities will be issued only in the form of one or more fully registered, global Certificates (each a “Global Certificate”), to be held by the Trustee, as custodian for DTC, the initial Clearing Agency and shall be authenticated and executed by the Trustee.

Such Global Certificates shall initially be registered on the books and records of the Trust in the name of Cede & Co., the nominee of DTC, and no Beneficial Owner will receive a definitive certificate representing such Beneficial Owner’s interests in such Global Certificates.

     (b) So long as the Certificates are in global form, the Trust and the Trustee shall be entitled to deal with the Clearing Agency for all purposes of this Declaration (including the payment of Distributions on the Global Certificates and receiving approvals, votes, instructions or consents hereunder) as the Holder of the Pass-Through Securities and the sole Holder of the Global Certificates and shall have no obligation to the Beneficial Owners.

     (c) To the extent that the provisions of this Section 9.4 conflict with any other provisions of this Declaration, the provisions of this Section 9.4 shall control.

     (d) The rights of the Beneficial Owners shall be exercised only through the Clearing Agency and shall be limited to those established by law and agreements between such Beneficial Owners and the Clearing Agency and/or the Clearing Agency Participants, and the Clearing Agency shall receive and transmit payments of Distributions on the Global Certificates to such Clearing Agency Participants. The Clearing Agency will make book entry transfers among the Clearing Agency Participants; provided, however, that solely for the purposes of determining whether the Beneficial Owners of the requisite amount of Pass-Through Securities have voted on any matter provided for in this Declaration, the Trustee may conclusively rely on, and shall be fully protected in relying on, any written instrument (including a proxy) delivered to the Trustee by the Clearing Agency setting forth the Beneficial Owners’ votes or instructions or assigning the right to vote or instruct on any matter to any other Persons either in whole or in part.

     (e) A Global Certificate will be exchangeable for Pass-Through Securities registered in the names of persons other than DTC or its nominee or a successor Clearing Agency or its nominee only if (i) DTC or such successor Clearing Agency, as applicable, notifies the Trust that it is unwilling or unable to continue as a Clearing Agency for such Global Certificate and no successor Clearing Agency will have been appointed by the Trust within 90 days of such notice, (ii) DTC or such successor Clearing Agency, as applicable, at any time, ceases to be a clearing agency registered under the Exchange Act at which time DTC or such successor Clearing Agency, as applicable, is required to be so registered to act as such clearing agency and no successor Clearing Agency shall have been appointed, (iii) subject to obtaining an opinion of a nationally recognized tax counsel with experience in such matters that there will be no adverse income or franchise tax consequences under the laws of New York or general corporation or unincorporated business tax consequences under the laws of the City of New York upon the issuance of the Pass-Through Securities in certificated form, the Trust determines that such Global Certificate will be so exchangeable by the Trust within 90 days, or (iv) the Trust voluntarily elects to discontinue the use of the book-entry transfer system. Any Global Certificate that is exchangeable pursuant to the preceding sentence shall be exchangeable for Pass-Through Securities registered in such names as DTC or any successor Clearing Agency or the Trust, as applicable, shall direct.

     (f) If the Global Certificates are exchanged pursuant to Section 9.4(e), Distributions may, at the Trust’s option, be paid by check mailed to the persons entitled thereto as shown on the register maintained by the Transfer Agent; provided, however, a Holder of $5,000,000 or more in aggregate face amount of Pass-Through Securities shall be entitled to received Distributions, if any, on any Distribution Date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trust not less than 15 days prior to such Distribution Date. Any such wire transfer instructions received by the Trust will remain in effect until revoked by such Holder.

     SECTION 9.5 Notices to Clearing Agency. Whenever a notice or other communication to the Holders is required under this Declaration, the Trustee shall give all such notices and communications specified herein to be given to the Holders to the Clearing Agency and shall have no notice obligations to the Beneficial Owners.

     SECTION 9.6 Appointment of Authenticating Agent . At any time when any Certificates remain outstanding, the Trustee may appoint an authenticating Agent or agents (each an “Authenticating Agent”) with respect to the Certificates which shall be authorized to act on behalf of the Trustee to authenticate Certificates issued upon original issuance, exchange or registration of transfer. The Trustee may revoke such power and remove any Authenticating Agent at any time.

     If any Authenticating Agent is appointed hereunder, the Certificates may have endorsed thereon, in addition to the Trustee’s certificate of authentication, an alternate certificate of authentication in the following form:

     This is one of the Certificates referred to in the within-mentioned Trust Declaration.

      [Name of Trustee], not in its individual capacity but solely as Trustee

By: _____________________________
as Authenticating Agent

By: _____________________________
Authorized Signatory

     SECTION 9.7 Appointment of Successor Clearing Agency. If any Clearing Agency elects to discontinue its services as securities depository with respect to the Pass-Through Securities, the Trustee may appoint a successor Clearing Agency with respect to such Pass-Through Securities.

     SECTION 9.8 Mutilated, Destroyed, Lost or Stolen Certificate. If (a) any mutilated Certificate is surrendered to the Trustee, or if the Trustee shall receive evidence to its satisfaction of the destruction, loss or theft of any Certificate; and (b) there shall be delivered to the Trustee such security or indemnity as may be required by it to keep it harmless, then, in the absence of notice that such Certificate shall have been acquired by a protected purchaser, the Trustee on behalf of the Trust shall execute and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like denomination. In connection with the issuance of any new Certificate under this Section 9.7, the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. Any duplicate Certificate issued pursuant to this Section shall constitute conclusive evidence of an ownership interest in the relevant Pass-Through Securities, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

ARTICLE 10

     LIMITATION OF LIABILITY OF HOLDERS,
THE TRUSTEE, THE DELAWARE TRUSTEE OR OTHERS

     SECTION 10.1 Liability. (a) Except as expressly set forth in this Declaration and the terms of the Pass-Through Securities, the Initial Purchaser, the Trustee and the Delaware Trustee, if any, shall not be:

     (i) personally liable for the return of any portion of the investment of Holders of Pass-Through Securities (or any return thereon) which shall be made solely from assets of the Trust;

     (ii) required to pay to the Trust, or to any Holder any deficit upon dissolution of the Trust or otherwise; and

     (iii) required to pay any fees or expenses relating to the operation of the Trust.

     (b) Pursuant to Section 3803(a) of the Statutory Trust Act, Holders shall be entitled to the same limitation of personal liability extended to shareholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. Each Certificate is fully paid and non-assessable.

     (c) To the fullest extent permitted by law, the assets of the Trust will be used to indemnify the (i) Trustee, (ii) the Delaware Trustee, if any, (iii) any Affiliate of the Trustee or the Delaware Trustee, if any, and (iv) any officers, directors, shareholders, members, partners, employees, representatives, custodians, nominees or agents of the Trustee or the Delaware Trustee, if any, (each of the Persons in (i) through (iv) being referred to as an “Class I Indemnified Person”) for, and each Class I Indemnified Person will be held harmless against, any loss, obligation, action, suit, damage, claim, liability or expense including taxes (other than taxes based on or determined (in whole or in part) by reference to the income of the Trustee, the Delaware Trustee, if any, or such other Person) incurred without gross negligence (or ordinary negligence with respect to allocations of funds or payment of Distributions) or bad faith or willful misconduct on the part of the Trustee or the Delaware Trustee, if any, arising out of or in connection with the acceptance or administration of the Trust, the Trust Property, or relating to this Declaration or any other document or agreement entered into by or on behalf of the Trust, or the Trustee, including the costs, disbursements and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating any claim or liability in connection with, the exercise or performance of any of its powers or duties hereunder.

     In addition, to the fullest extent permitted by law, and only after the use of assets to provide any indemnification required by the preceding paragraph, if applicable, the assets of the Trust will be used to indemnify (i) the Initial Purchaser (solely in connection with the Initial Purchaser acting in its capacity as the Initial Purchaser of the Trust and not in connection with its purchase or ownership of Pass-Through Securities), and (ii) any officers, directors, shareholders, members, partners, employees, representatives, custodians, nominees or agents of the Initial Purchaser (each of the Persons in (i) through (ii) being referred to as a "Class II Indemnified Person") for, and each Class II Indemnified Person will be held harmless against, any loss, obligation, action, suit, damage, claim, liability or expense including taxes (other than taxes based on or determined (in whole or in part) by reference to the income of the Initial Purchaser or such other Person) incurred without gross negligence or bad faith or willful misconduct on the part of the Initial Purchaser (solely in connection with the Initial Purchaser acting in its capacity as the Initial Purchaser of the Trust and not in connection with its purchase or ownership of Pass-Through Securities) arising out of or in connection with the acceptance or administration of the Trust, the Trust Property, or relating to this Declaration or any other document or agreement entered into by or on behalf of the Trust or the Trustee, including the costs, disbursements and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating any claim or liability in connection with, the exercise or performance of any of its powers or duties hereunder.

      The obligation to indemnify as set forth in this Section 10.1(c) shall survive the satisfaction and discharge of this Declaration, the redemption of the Pass-Through Securities or the resignation or removal of the Trustee, the Delaware Trustee, if any, the Initial Purchaser or such other Person.

     (d) The Trustee shall have a first priority lien on Trust Property for the payment of all amounts owed under this Declaration.

     (e) The Initial Purchaser undertakes to perform such duties and only such duties as are specifically set forth in this Declaration, and no implied covenants or obligations shall be read into this Declaration.

     (f) In the absence of gross negligence or willful misconduct on the part of the Initial Purchaser, the Initial Purchaser shall not be liable for any action taken, suffered or omitted or for any error in judgment made by it in the performance of its duties under this Declaration. The Initial Purchaser shall not be liable for any error resulting from the use or reliance on a source of information used in good faith and without gross negligence to make any determination or declaration hereunder. The Initial Purchaser shall not be liable for any error in judgment made in good faith unless the Initial Purchaser shall have been grossly negligent in ascertaining or failing to ascertain the pertinent facts. In no event shall the Initial Purchaser be liable for special, consequential or punitive damages or for any failure or delay in the performance of its obligations under this Declaration due to forces reasonably beyond the control of the Initial Purchaser including, without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services including, without limitation, Internet services; it being understood that the Initial Purchaser shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

     SECTION 10.2 Outside Businesses. Any of the Initial Purchaser, the Trustee, the Delaware Trustee, if any, the Trust’s officers, directors, shareholders, partners, members, representatives, employees or Affiliates, and the Holders may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Trust, and the Trust and the Holders shall have no rights by virtue of this Declaration in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Trust, shall not be deemed wrongful or improper. None of the foregoing Persons shall be obligated to present any particular investment or other opportunity to the Trust, even if such opportunity is of a character that, if presented to the Trust, could be taken by the Trust, and any such Person shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment or other opportunity. Any of the foregoing Persons may engage or be interested in any financial or other transaction with the Initial Purchaser or any Affiliate of the Initial Purchaser, or may act as depository for, trustee or agent for, or act on any committee or body of holders of, securities or other obligations of the Initial Purchaser or its Affiliates.

ARTICLE 11

VOTING, AMENDMENTS AND MEETINGS

     SECTION 11.1 General. Except as provided in Section 5.2, Article 8 or in this Article 11, Holders will not have any voting rights.

     SECTION 11.2 Voting. Holders shall be entitled to vote as a single class on all matters submitted to the vote of the Holders. Each Pass-Through Security will have one vote on all matters submitted to the vote of the Holders, provided that for purposes of any vote of the Holders, any Pass-Through Securities owned by the Put Counterparty or any of its Affiliates shall be deemed not to be outstanding.

     SECTION 11.3 Amendments.

     (a) Except as provided in this Section 11.3, so long as any Pass-Through Securities are outstanding, any amendment, restatement or revision to this Declaration (including the Certificate of Designation) that would materially and adversely alter the rights, terms or preferences of the Pass-Through Securities may be effected only with the approval of the Holders of a majority in face amount of Pass-Through Securities voting on such matter.

     (b) No amendment to this Declaration shall be made, and any such purported amendment shall be void and ineffective:

     (i) unless, in the case of any purported amendment, the Trustee shall have first received (A) an opinion of nationally recognized independent counsel experienced in such matters (who may be counsel to the Initial Purchaser or the Trust) that such purported amendment is permitted by, and conforms to, the terms of this Declaration (including the terms of the Pass-Through Securities), provided that, in rendering such an opinion, counsel may consult with and rely upon the opinion of investment banks, accountants and other experts outside of its area of expertise, and (B) an Officer’s Certificate stating that such purported amendment could not reasonably be expected to materially and adversely affect the rights, terms or preferences of the Pass-Through Securities or impair the Trust’s ability to fully perform its obligations under each of its contractual arrangements, unless each party affected thereby consents thereto;

     (ii) unless, in the case of any purported amendment which affects the rights or powers of the Trustee, the Trustee shall have consented to such amendment; and

     (iii) if the result of such amendment would be to:

          (A) cause the Trust to be classified other than as a grantor trust for U.S. federal income tax purposes; or

          (B) cause the Trust to be deemed to be an investment company required to be registered under the 1940 Act.

     (c) The unanimous consent of the Holders shall be required in order to amend Sections 6.5, 10.1, 11.2, 11.3, 11.4 or 11.5 of this Declaration.

     (d) Notwithstanding the other provisions of this Section 11.3, this Declaration may not be amended without the unanimous consent of the Holders of the Pass-Through Securities with respect to:

     (i) the liability, and limitations thereon, of the Trustee and any of its affiliates;

     (ii) the right of the Holders of the Pass-Through Securities to vote on matters submitted to the vote of Holders of the Pass-Through Securities;

     (iii) the provisions of this Declaration relating to amendments to this Declaration; and

     (iv) the rights of the Holders of the Pass-Through Securities to receive Distributions on the Pass-Through Securities in accordance with their terms, including Distributions in connection with a liquidation of the Trust.

     (e) This Declaration may be amended without the consent of the Holders to:

     (i) cure any ambiguity

     (ii) correct or supplement any provision in this Declaration that may be defective or inconsistent with any other provision of this Declaration; or

     (iii) conform to any change in the 1940 Act or written change in interpretation or application of the rules and regulations promulgated thereunder by any legislative body, court, government agency or regulatory authority;

provided, however, that any such amendment made pursuant to this Section 11.3(e) shall be void if such amendment materially and adversely affects the Holders, unless first approved by the Holders of a majority in face amount of the Pass-Through Securities voting on such matter.

     (f) Notwithstanding the foregoing, the consent of the Asset Swap Counterparty, the Put Counterparty or the Grantor shall be required for any amendment to this Declaration to the extent that such entity would be adversely affected thereby.

     SECTION 11.4 Other Matters.

     (a) If the consent of the holders of the ABC Securities is required with respect to any amendment, modification or waiver of the terms of or rights or preferences under, or other matter in respect of the ABC Securities, the ABC Trust or any agreement to which the ABC Trust is a party, the Trustee shall request the direction of the Holders with respect to such matter and shall vote the Trust’s interest in the ABC Securities with respect thereto in the same manner and proportion as directed by the Holders providing direction. At least a Majority in Face Amount of the Holders entitled to provide such direction shall be represented in any such direction of Holders given pursuant to this Section 11.4(a).

     (b) Prior to taking any Legal Action with respect to any Trust Property that would materially and adversely affect the rights, terms or preferences of the ABC Securities, the Trustee, as the holder of the Trust Property shall request the direction of the Holders with respect to such Legal Action and shall act with respect to such Legal Action as directed by a majority in face amount of the Pass-Through Securities actually voting on such matter.

     (c) Notwithstanding Sections 11.4(a) and 11.4(b), the unanimous consent of the Holders of the Pass-Through Securities is required to amend the Put Agreement, the Rate Swap Arrangement or the Asset Swap Arrangement in any manner that would reduce the amount of, or delay the timing of, any receipt by the ABC Trust of payments due thereunder, except where such reduction or delay is expressly provided for in the applicable foregoing document.

     SECTION 11.5 Meetings of the Holders.

     (a) Meetings of the Holders may be called at any time by the Trustee, the Initial Purchaser or a Majority in Face Amount of the Holders as provided by this Declaration. Except to the extent otherwise provided in this Declaration, the following provisions of this Section 11.5 shall apply to meetings of Holders.

     (b) Whenever a vote, consent or approval of Holders is permitted or required under this Declaration, such vote, consent or approval may be given at a meeting of Holders, in person or by proxy, or by written consent.

     (c) Each Holder may authorize any Person to act for it by proxy on all matters in which a Holder is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Holder or its attorney-in-fact. Every proxy shall be revocable at the pleasure of the Holder executing it at any time before it is voted.

     (d) Each meeting of Holders shall be conducted by the Trustee or by such other Person that the Trustee may designate in accordance with the terms of this Declaration.

     (e) A quorum with respect to any such meeting shall be not less than a Majority in Face Amount of the Holders entitled to vote at the meeting. The Trustee shall cause a notice of any meeting at which Holders are entitled to vote, or of any matter upon which action may be taken by written consent of such Holders, to be mailed to each Holder of record of the Pass-Through Securities at least ten (10) days before such meeting or such action is to become effective. Each such notice shall include a statement setting forth (i) the date and time of such meeting or the date and time by which such action is to be taken, (ii) a description of any action proposed to be taken at such meeting on which such Holders are entitled to vote or of such matters upon which written consent is sought and (iii) instructions for the delivery of proxies or consents. Any and all meetings of Holders shall be held during normal business hours.

     (f) A quorum shall not be required with respect to any meeting of Holders in connection with a Liquidation Shareholders Meeting as referred to in Section 8.2.

     (g) The Trustee shall establish all other provisions relating to meetings of Holders, including notice of the time, place or purpose of any meeting at which any matter is to be voted on by any Holders, action by consent without a meeting, the establishment of a record date, quorum requirements, voting in person or by proxy or any other matter with respect to the exercise of any such right to vote.

ARTICLE 12

REPRESENTATIONS OF
THE TRUSTEE AND THE DELAWARE TRUSTEE

     SECTION 12.1 Representations and Warranties of the Trustee. The trustee that acts as initial Trustee represents and warrants to the Trust and to the Initial Purchaser at the date of this Declaration, and each Successor Trustee represents and warrants to the Trust and the Initial Purchaser at the time of the Successor Trustee’s acceptance of its appointment as Trustee that:

     (a) The Trustee is a Delaware banking corporation with trust powers, duly organized, validly existing and in good standing under the laws of the State of Delaware, with trust power and authority to execute and deliver, and to carry out and perform its obligations under the terms of, the Declaration;

     (b) The execution, delivery and performance by the Trustee of this Declaration has been duly authorized by all necessary corporate action on the part of the Trustee. The Declaration has been duly executed and delivered by the Trustee and constitutes a legal, valid and binding obligation of the Trustee, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium, insolvency, and other similar laws affecting creditors’ rights generally and to general principles of equity and the discretion of the court (regardless of whether the enforcement of such remedies is considered in a proceeding in equity or at law);

     (c) The execution, delivery and performance of this Declaration by the Trustee (i) does not conflict with or constitute a breach of (A) the certificate of incorporation or by-laws or similar organizational documents of the Trustee, (B) any law or regulation of any governmental body, authority or agency to which the Trustee is subject or (C) any agreement to which the Trustee is a party, which conflict or breach (in the case of (B) or (C)) would have a material adverse effect on the Trustee’s ability to perform its obligations under this Declaration and (ii) will not create a lien or encumber any of the Trust Property;

     (d) No consent, approval or authorization of, or registration with or notice to, any state or federal banking authority or other authority regulating the banking or corporate trust activities of the Trustee is required for the execution, delivery or performance by the Trustee of this Declaration; and

     (e) The Trustee, except as expressly provided or contemplated by this Declaration, will not create, incur or assume, or suffer to exist any mortgage, pledge, hypothecation, encumbrance, lien or other charge or security interest upon the Trust Property and agrees to take all actions within its power to eliminate any such liens.

     SECTION 12.2 Representations and Warranties of Delaware Trustee. The Delaware Trustee represents and warrants to the Trust and to the Initial Purchaser at the time of the Delaware Trustee’s acceptance of its appointment as Delaware Trustee, and each Successor Delaware Trustee represents and warrants to the Trust and the Initial Purchaser at the time of the Successor Delaware Trustee’s acceptance of its appointment as Delaware Trustee, that:

     (a) The Delaware Trustee is a Delaware banking corporation with trust powers, duly organized, validly existing and in good standing under the laws of the State of Delaware, with trust power and authority to execute and deliver, and to carry out and perform its obligations under the terms of, the Declaration;

     (b) The Delaware Trustee fulfills the requirements of Section 3807 of the Statutory Trust Act and has the power and authority to execute and deliver, and to carry out and perform its obligations under the terms of, the Declaration;

     (c) The Delaware Trustee has been authorized to perform its obligations under the Certificate of Trust and the Declaration and such performance (i) does not conflict with or constitute a breach of (A) the certificate of incorporation or bylaws or similar organizational documents of the Delaware Trustee, (B) any law or regulation of any governmental body, authority or agency to which the Delaware Trustee is subject or (C) any agreement to which the Delaware Trustee is a party, which conflict or breach (in the case of (B) or (C)) would have a material adverse effect on the Delaware Trustee’s ability to perform its obligations under this Declaration, and (ii) will not create a lien or encumber any of the Trust Property. This Declaration has been duly authorized, executed and delivered by the Delaware Trustee and, under Delaware law, constitutes a legal, valid and binding obligation of the Delaware Trustee, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium, insolvency, and other similar laws affecting creditors’ rights generally and to general principles of equity and the discretion of the court (regardless of whether the enforcement of such remedies is considered in a proceeding in equity or at law);

     (d) The execution, delivery and performance of the Declaration by the Delaware Trustee does not conflict with or constitute a breach of the Articles of Organization or By-laws (or other organizational documents) of the Delaware Trustee;

     (e) No consent, approval or authorization of, or registration with or notice to, any state or federal banking authority or other authority regulating the banking or corporate trust activities of the Delaware Trustee is required for the execution, delivery or performance by the Delaware Trustee of the Declaration; and

     (f) The Delaware Trustee is an entity which has its principal place of business in the State of Delaware.

ARTICLE 13

MISCELLANEOUS

     SECTION 13.1 Notices. All notices provided for in this Declaration shall be in writing, duly signed by the party giving such notice, and shall be delivered, by facsimile or mailed by first-class mail, unless otherwise indicated below, as follows:

     (a) if given to the Trust, in care of the Trustee at the Trust’s mailing address set forth below (or such other address as the Trust may give notice of to the Holders):

The Bank of New York (Delaware)
White Clay Center
Route 273
Newark, Delaware 19711

     (b) if given to the Delaware Trustee, at its Corporate Trust Office set forth below (or such other address as the Delaware Trustee may give notice of to the Holders):

The Bank of New York (Delaware)
White Clay Center
Route 273
Newark, Delaware 19711

     (c) if given to the Initial Purchaser, at its address set forth below (or such other address as the Initial Purchaser may give notice of to the Holders):

Merrill Lynch, Pierce, Fenner & Smith Incorporated
4 World Financial Center
New York, New York 10080
Facsimile number: (646) 805-0218
Attn: Marc Zindle

     (d) A copy of any notice given pursuant to Section 13.1(a) or (b) shall be delivered to the following:

The Bank of New York
100 Church Street
8th Floor
New York, New York 10286
Facsimile number: (212) 437-6157
Attn: Corporate Trust - Dealing and Trading

and

Merrill Lynch, Pierce, Fenner & Smith Incorporated
4 World Financial Center
New York, New York 10080
Facsimile number: (646) 805-0218
Attn: Marc Zindle

     (e) if given to any Holder by first class mail (or by facsimile if requested by such Holder), at the address set forth on the books and records of the Trust.

     All such notices shall be deemed to have been given when received in person, by facsimile, email or similar form of electronic communication or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

     SECTION 13.2 Non-Petition To the fullest extent permitted by applicable law, notwithstanding any prior termination of this Declaration, none of the Initial Purchaser, the Trustee, or the Delaware Trustee, any Paying Agent or any Holder of Pass-Through Securities will acquiesce, petition or otherwise invoke or cause the Trust to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Trust under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Trust or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Trust until payment in full of the Pass-Through Securities and the expiration of a period equal to the longest applicable “preference period” prescribed by the federal Bankruptcy Court or other applicable law, plus ten (10) days, following such payment.

     SECTION 13.3 GOVERNING LAW. THIS DECLARATION, THE PASS-THROUGH SECURITIES AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION THAT WOULD CALL FOR THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE; PROVIDED, HOWEVER, THAT THERE SHALL NOT BE APPLICABLE TO THE PARTIES HEREUNDER OR THIS DECLARATION ANY PROVISION OF THE LAWS (STATUTORY OR COMMON, OTHER THAN THE STATUTORY TRUST ACT) OF THE STATE OF DELAWARE PERTAINING TO TRUSTS THAT RELATE TO OR REGULATE, IN A MANNER INCONSISTENT WITH THE TERMS HEREOF, INCLUDING (A) THE FILING WITH ANY COURT OR GOVERNMENTAL BODY OR AGENCY OF TRUSTEE ACCOUNTS OR SCHEDULES OF TRUSTEE FEES AND CHARGES, (B) AFFIRMATIVE REQUIREMENTS TO POST BONDS FOR TRUSTEES, OFFICERS, AGENTS OR EMPLOYEES OF A TRUST, (C) THE NECESSITY FOR OBTAINING COURT OR OTHER GOVERNMENTAL APPROVAL CONCERNING THE ACQUISITION, HOLDING OR DISPOSITION OF REAL OR PERSONAL PROPERTY, (D) FEES OR OTHER SUMS PAYABLE TO TRUSTEES, OFFICERS, AGENTS OR EMPLOYEES OF A TRUST, (E) THE ALLOCATION OF RECEIPTS AND EXPENDITURES TO INCOME OR PRINCIPAL, (F) RESTRICTIONS OR LIMITATIONS ON THE PERMISSIBLE NATURE, AMOUNT OR CONCENTRATION OF TRUST INVESTMENTS OR REQUIREMENTS RELATING TO THE TITLING, STORAGE OR OTHER MANNER OF HOLDING OR INVESTING TRUST ASSETS OR (G) THE ESTABLISHMENT OF FIDUCIARY OR OTHER STANDARDS OR RESPONSIBILITY OR LIMITATIONS ON THE ACTS OR POWERS OF TRUSTEES THAT ARE INCONSISTENT WITH THE LIMITATIONS OR LIABILITIES OR AUTHORITIES AND POWERS OF THE TRUSTEES HEREUNDER AS SET FORTH OR REFERENCED IN THIS TRUST AGREEMENT. SECTIONS 3540 AND 3561 OF TITLE 12 OF THE DELAWARE CODE SHALL NOT APPLY TO THE TRUST.

     SECTION 13.4 Change in Law. If, after the date of this Declaration, there is (i) a change in any law, rule or regulation, (ii) a judicial decision or (iii) a pronouncement of any administrative or professional standards setting body, in each case that would adversely affect any of the terms of this Declaration or the obligations of the parties hereto, the parties shall use their reasonable efforts to determine by negotiation and discussion the manner in which to address the impact of such change, decision or pronouncement, as the case may be; provided, however, that no amendment may be made to this Declaration without first complying with Article 11 of this Declaration.

     SECTION 13.5 Headings. Headings contained in this Declaration are inserted for convenience of reference only and do not affect the interpretation of this Declaration or any provision hereof.

     SECTION 13.6 Successors and Assigns. Whenever in this Declaration any of the parties hereto is named or referred to, the successors and assigns of such party shall be deemed to be included, and all covenants and agreements in this Declaration by the Initial Purchaser and the Trustee shall bind and inure to the benefit of their respective successors and assigns, whether so expressed.

     SECTION 13.7 Partial Enforceability. If any provision of this Declaration, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Declaration, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

     SECTION 13.8 Counterparts. This Declaration may contain more than one counterpart of the signature page and this Declaration may be executed by the affixing of the signatures of the Trustee and a duly authorized officer of the Initial Purchaser to one of such counterpart signature pages. All of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

     IN WITNESS WHEREOF, each of the undersigned has caused these presents to be executed as of the day and year first above written.

THE BANK OF NEW YORK (DELAWARE)
as Trustee

By: /s/ Michael Santino
Name Michael Santino
Title SVP

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED
as Initial Purchaser

By: /s/ Kerry A. Cannella
Name Kerry A. Cannella
Title Authorized Signatory